RESIDENTIAL LEASE AMENDMENT ("Amendment")

Reference is made to that certain Residential Lease Agreement ("Agreement") dated May 24, 2019 between Joyce Amato, ("Landlord") and Pierre Sawaya, ("Tenant") for the property located at 25166 Rockridge Rd, Laguna Hills, CA 92653-7804

The Agreement terminates on June 1, 2020. The parties wish to extend the term of the lease on a month-to-month basis at a temporary rental rate of $8,500.00 per month due to COVID19 for the period June 1, 2020 through the earlier of August 31, 2020 or the end of the COVID19 period which will be defined as when the state of California officially announces the end of COVID 19 and all businesses resume normal activities including international flights. Once the COVID19 period has ended, the parties agree to increase the rent to the current market rate which will be defined as the greater of $11,500 per month or the rate agreed to by the parties after obtaining sufficient market data.

Section 2.B. is hereby amended to extend the term on a month-to-month basis beginning June 1, 2020 and continuing until terminated by either party by giving at least 60 days' notice of termination. Once the COVID19 period has ended, the parties agree to enter into a new one-year lease.

Within 48 hours of the signing of this Amendment by both parties, Tenant agrees to pay $17,000 by wire transfer to Landlord as rent for the month of June and July 2020. Tenant will pay the temporary rental rate of $8,500 on August 1, 2020 and the rental rate in effect monthly thereafter on the first of each month until a new lease is executed between the parties.

All other terms and conditions of the Agreement shall remain in full force and effect.

The foregoing terms and conditions are hereby agreed to, and the undersigned acknowledge receipt of a copy of this document.

Date: 6/25/2020

DocuSigned by:

Tenant: [signature] 061D32B14B5E44C

Pierre Sawaya

Dated: 6/24/20

Landlord: [signature]

Joyce Amato